Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
	Chief Financial Officer	Evan Pondel (310) 279-5973; epondel@pondel.com
(949) 646-2175
VOLCOM REPORTS FINANCIAL RESULTS FOR 2008 FIRST QUARTER
▪	First-Quarter Consolidated Revenues Increased 58.5% to $80.6 Million

▪	Net Income Increased 70.4% to $9.3 Million, Equal to $0.38 Per Diluted Share

▪	Company Raises Revenue and Earnings Guidance for 2008
COSTA MESA, CA — April 30, 2008 — Volcom, Inc. (NASDAQ: VLCM) today announced that total consolidated revenues for the first quarter ended March 31, 2008 increased 58.5% to $80.6 million, compared with $50.8 million in the first quarter of 2007.
“It has been an exciting start to the year with our first quarter exceeding our expectations in nearly all aspects of our business,” said Richard Woolcott, Volcom’s president and chief executive officer. “Given the current slow retail environment, we believe these results are a reflection of the power of the brand and our team’s relentless effort to maximize our opportunities in the U.S. and abroad.”
In the 2008 first quarter, gross profit as a percentage of total revenues on a consolidated basis was 52.4%, compared with 52.0% in the first quarter of 2007.
Operating income for the first quarter of 2008 increased 78.6% to $14.4 million, compared with $8.1 million for the first quarter of 2007. Operating margin for the first quarter of 2008 was 17.9%, compared with 15.9% in the first quarter of 2007.
Net income for the first quarter of 2008 increased 70.4% to $9.3 million, or $0.38 per diluted share, compared with $5.5 million, or $0.22 per diluted share for the first quarter of 2007.
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Volcom, Inc.
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2008 Financial Outlook
In casting its financial outlook for the second quarter and the full year, Volcom noted a continued overall soft retail environment. Additionally, the company said the strong consolidated results in the first quarter reflected, in part, a shift in planned product shipments from the 2008 second quarter to the first quarter. As such, for the current second quarter, the company anticipates total consolidated revenues of approximately $69 million to $70 million, representing an increase of approximately 20% to 21%. Fully diluted earnings per share are expected to be in the range of $0.16 to $0.17.
For the full year of 2008, Volcom has increased its financial outlook and now expects consolidated revenue of between $343 million to $347 million, from previously issued guidance of between $339 million to $344 million. This estimate includes the financial contribution from the acquisition of Electric Visual Evolution in January 2008, as well as a full year’s contribution from the company’s European operation, which was up and running at full capacity in the third quarter of 2007. Earnings per diluted share are expected to be in the range of $1.56 to $1.59, an increase from the previously issued guidance or between $1.50 and $1.53
The company will host a conference call today at approximately 4:30 p.m. EDT to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding the
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Volcom, Inc.
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company’s guidance and future financial performance contained under the section entitled 2008 Financial Outlook constitute forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Volcom’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, further softening of the retail environment, sales of our products by key retailers, including Pacific Sunwear and Zumiez, our ability to successfully shift from a licensee model in Europe to a direct control model, changes in fashion trends and consumer preferences, general economic conditions, the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and the subsequently filed Quarterly Reports on Form 10-Q, all of which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Product revenues	$79,987	$49,425
Licensing revenues	567	1,393

Total revenues	80,554	50,818
Cost of goods sold	38,379	24,411

Gross profit	42,175	26,407
Selling, general and administrative expenses	27,777	18,345

Operating income	14,398	8,062
Other income:
Interest income, net	469	1,081
Foreign currency gain (loss)	(156)	39

Total other income	313	1,120

Income before provision for income taxes	14,711	9,182
Provision for income taxes	5,371	3,700

Net income	$9,340	$5,482

Net income per share:
Basic	$0.38	$0.23
Diluted	$0.38	$0.22
Weighted average shares outstanding:
Basic	24,326,015	24,273,178
Diluted	24,330,994	24,374,647

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$72,031	$92,962
Short-term investments	302	—
Accounts receivable — net of allowances	66,919	58,270
Inventories	18,958	20,440
Prepaid expenses and other current assets	2,402	1,720
Income taxes receivable	—	326
Deferred income taxes	3,164	2,956

Total current assets	163,776	176,674

Property and equipment — net	26,164	24,427
Investments in unconsolidated investees	330	298
Deferred income taxes	—	268
Intangible assets — net	23,840	363
Goodwill	2,557	—
Other assets	415	464

Total assets	$217,082	$202,494

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,175	$18,694
Accrued expenses and other current liabilities	13,407	10,561
Income taxes payable	4,429	—
Current portion of capital lease obligations	100	72

Total current liabilities	29,111	29,327

Long-term capital lease obligations	92	33
Other long-term liabilities	574	190
Income taxes payable — non-current	91	89
Deferred income taxes	1,249	—
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	89,422	89,185
Retained earnings	89,566	80,226
Accumulated other comprehensive income	6,953	3,420

Total stockholders’ equity	185,965	172,855

Total liabilities and stockholders’ equity	$217,082	$202,494

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$9,340	$5,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,743	533
Provision for doubtful accounts	163	146
Tax benefits related to exercise of stock options	—	(173)
Loss on disposal of property and equipment	16	15
Stock-based compensation	247	210
Deferred income taxes	(79)	(63)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(3,138)	684
Inventories	5,801	2,032
Prepaid expenses and other current assets	(473)	(986)
Income taxes receivable/payable	4,632	2,993
Other assets	77	(66)
Accounts payable	(12,810)	(2,760)
Accrued expenses	221	1,272
Other long-term liabilities	(112)	(4)

Net cash provided by operating activities	5,628	9,315

Cash flows from investing activities:
Purchase of property and equipment	(1,026)	(6,458)
Business acquisition, net of cash acquired	(26,856)	—
Purchase of intangible assets	(300)	—
Purchase of short-term investments	(281)	—
Purchase of additional shares in cost method investee	(32)	—
Proceeds from sale of property and equipment	—	15

Net cash used in investing activities	(28,495)	(6,443)

Cash flows from financing activities:
Principal payments capital lease obligations	(46)	(20)
Proceeds from government grants	463	—
Proceeds from exercise of stock options	—	465
Tax benefits related to exercise of stock options	—	173

Net cash provided by financing activities	417	618

Effect of exchange rate changes on cash	1,519	64

Net increase in cash and cash equivalents	(20,931)	3,554
Cash and cash equivalents — Beginning of period	92,962	85,414

Cash and cash equivalents — End of period	$72,031	$88,968